Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”), dated as of December 1, 2022, to that certain Asset Purchase Agreement, dated as of October 11, 2022 (the “Agreement”), by and among Revolution Financial, Inc., a Texas corporation (“Revolution”), First Money In, LLC, a Texas limited liability company (“First Money”), Infinity Loans of Idaho, LLC, an Idaho limited liability company (“Infinity of Idaho”), ACAC, Inc., a Delaware corporation (“ACAC”), Blue Sky Acquire, Inc., a Texas corporation (“Blue Sky”), Infinity Loans of West Valley, Utah, LLC, a Utah limited liability company (“Utah I”), and Infinity Loans of West Valley II, Utah, LLC, a Utah limited liability company (“Utah II” and, collectively with Revolution, First Money, Infinity of Idaho, ACAC, Blue Sky and Utah I, the “Seller”), and Flex Revolution, LLC, a Delaware limited liability company (the “Buyer”) and wholly-owned subsidiary of FlexShopper, Inc. The Buyer and each Seller are sometimes referred to collectively herein as the “Parties” and, individually, as a “Party.”

WHEREAS, the Parties wish to amend certain sections of the Agreement to accommodate a closing as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound, the Parties agree as follows:

1.	Amendment to the definition of “Locations” in Section 1 of Agreement.

The definition of “Locations” in Section 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Locations” means the Locations described on Exhibit A hereto, which one or more Locations may be removed from Exhibit A and not applicable to the transactions contemplated hereunder upon mutual written agreement (email sufficient) among the Parties.

2.	Amendment to Section 2(c)(i) of Agreement.

Section 2(c)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“On or prior to the Closing, each Seller shall deliver to Buyer a written statement (the “Seller Statement”) setting forth each Seller’s estimate of the Closing Cash and Closing Payables.”

3.	Amendment to Section 3(c)(i) of Agreement.

Section 3(c)(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

“Complete copies of the consolidated audited financial statements consisting of the balance sheet of Revolution as of June 30, 2021 (the “Balance Sheet Date”), (ii) the related statements of income and retained earnings, shareholders’ equity, and cash flow for the twelve (12) month period then ended, (iii) complete copies of the consolidated unaudited financial statements of the balance sheet of Revolution as of October 31, 2022, and (iv) the related statements of income and retained earnings for the ten (10) month period then ended (collectively, the “Financial Statements”) have been delivered to Buyer. Except for revenues, the Financial Statements have been prepared in accordance with (“GAAP”) applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of each Seller, and fairly present the financial condition of the Purchased Assets as of the respective dates they were prepared and the corresponding results of the operations for the periods indicated. Except for revenues, each Seller maintains a standard system of accounting for the Purchased Assets established and administered in accordance with GAAP.”

4.	New Section 3(cc) of Agreement.

A new Section 3(cc) of the Agreement is hereby added to the Agreement as follows:

“The applicable Seller has delivered notice of a change in control to the Tennessee Commissioner of the Department of Financial Institutions relating to the use of the applicable Sellers’ Industrial Loan and Thrift Company and Flexible Credit licenses in Tennessee, and either the required time period for notice has been met or the Tennessee Commissioner has waived the requirement.”

5.	Amendment to Section 5(a)(iv) of Agreement.

Section 5(a)(iv) of the Agreement is hereby deleted in its entirety and replaced with “Intentionally omitted.”

6.	Amendment to Section 5(b)(iii) of Agreement.

Section 5(b)(iii) of the Agreement is hereby deleted in its entirety and replaced with “Intentionally omitted.”

7.	New Section 6(k) of Agreement.

A new Section 6(k) of the Agreement is hereby added to the Agreement as follows:

“Buyer and each Seller covenant to, and covenant to cause their respective Affiliates to, duly execute and deliver to Existing Lender, Buyer, each Seller and their respective Affiliates such duly executed documents or instruments of assignment as requested by Existing Lender, Buyer or their respective Affiliates to effect the entry of Buyer or its Affiliates into the New Credit Agreement by the later of December 15, 2022 or a subsequent date mutually agreed in writing (email sufficient) among the Parties (such documents, collectively, the “New Credit Agreement Documents”).”

8.	Amendment to Section 11(b)(xii) of Agreement.

Section 11(b)(xii) of the Agreement is hereby deleted in its entirety and replaced with “Intentionally omitted.”

9.     Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the parties hereto and their respective successors and assigns.

10.    Execution in Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Amendment by electronic transmission (including PDF) will be effective as delivery of a manually executed counterpart to this Amendment.

11.    Agreement in Effect. Except as expressly provided herein, the execution and delivery of this Amendment shall not extend, modify or waive any term or condition of the Agreement.

12.    Governing Law. This Amendment shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies being governed by said laws, without regard to principles of conflict of law.

13.    Capitalized Terms. Any capitalized terms used herein but not defined in this Amendment shall have the meaning ascribed to such terms in the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the day and year first above written.

BUYER:

FLEX REVOLUTION, LLC

By:
Name:
Title:

SELLERS:

Revolution Financial, Inc.

By:
Name:
Title:

First Money In, LLC

By:
Name:
Title:

Infinity Loans of Idaho, LLC

By:
Name:
Title:

[Continued on the Next Page]

ACAC, INC.

By:
Name:
Title:

Blue Sky Acquire, Inc.

By:
Name:
Title:

Infinity Loans of West Valley, Utah, LLC

By:
Name:
Title:

Infinity Loans of West Valley II, Utah, LLC

By:
Name:
Title:

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